Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S 1 (No. 333 278698, 333 259334 and 333 266107), Form S 3 (333 284633 and 333 270433) and Form S 8 (No. 333 280978, 333 204155, 333 218095, 333 229724, 333 256680, 333 257749, 333 265324 and 333 269305) of Helius Medical Technologies, Inc. of our report dated March 25, 2025, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern and appearing within this annual report on Form 10 K for the year ended December 31, 2024.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

March 25, 2025